EXHIBIT














                                                October 24, 2001


Impac Secured Assets Corp.
1401 Dove Street
Newport Beach, California 92660

                   Opinion: Tax Opinion
                   Impac Secured Assets Corp.
                   Mortgage Pass-Through Certificates, Series 2001-7
                   -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Secured Assets Corp. (the "Company"), Impac Funding Corporation (the "Seller") and Impac Mortgage Holdings, Inc. ("IMH") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of October 1, 2001 (the "Mortgage Loan Purchase Agreement"), among the Seller, the Company and IMH, (ii) the Pooling and Servicing Agreement, dated as of October 1, 2001 (the "Pooling and Servicing Agreement"), among the Company, the Seller (in such capacity, the "Master Servicer") and Bankers Trust Company of California, N.A. (the "Trustee") and the certificates issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 2001-7 (collectively, the "Certificates"), (iii) the Underwriting Agreement, dated October 25, 2001 (the "Underwriting Agreement"), among the Company, the Seller, IMH, Bear, Stearns & Co. Inc. ("the "Underwriter") pursuant to which certain Certificates were sold (the "Underwritten Certificates"), (iv) the Purchase Agreement, dated October 30, 2001 (the "Purchase Agreement"), among the Company, the Seller, IMH and the Underwriter (the "Purchaser") pursuant to which certain Certificates were sold (the "Purchased Certificates"), (v) the Prospectus Supplement, dated October 25, 2001 (the "Prospectus Supplement") and the Base Prospectus to which it relates, dated September 25, 2001 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus") and (vi) the Private Placement Memorandum, dated October 30, 2001 (the "Private Placement Memorandum"). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.





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Impac Secured Assets Corp., Series 2001-7
October 24, 2001                                                         Page 2.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each of REMIC 1, REMIC 2 and REMIC 3 will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of the REMIC Provisions of the Code, the Class R-l Interests will constitute the sole class of "residual interests" in REMIC 1, the Class R-2 Interests will constitute the sole class of "residual interests" in REMIC 2, each class of Certificates (other than the Class R Certificates) will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3 and the Class R-3 Interests will constitute the sole class of "residual interests" in REMIC 3, within the meaning of the REMIC Provisions in effect on the date hereof..

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         This opinion letter is rendered for the sole benefit of the addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referted to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be




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Impac Secured Assets Corp., Series 2001-7
October 24, 2001                                                         Page 3.

made available as provided herein and (iii) as otherwise required by law. We consent to the filing of this opinion letter as an exhibit to the Company's Form 8-K.


                                            Very truly yours,

                                            /s/ Thacher Proffitt & Wood
                                            ---------------------------